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                                                                      EXHIBIT 18

                                              June 30, 2000

TO THE FORMER STOCKHOLDERS OF THERMO INSTRUMENT SYSTEMS INC.:

     We are very pleased to announce that the merger of Thermo Instrument Systems Inc. with and into Thermo Electron Corporation was completed on June 30, 2000. Under the terms of the merger, each share of common stock of Thermo Instrument outstanding immediately prior to the merger (except for those shares owned by Thermo Electron, held by stockholders exercising dissenters' rights and held in Thermo Instrument's treasury) was converted into the right to receive
0.85 shares of the common stock, $1.00 par value per share, of Thermo Electron, and cash in lieu of fractional shares.

     Complete instructions on the exchange of your Thermo Instrument stock certificate(s) for the shares of Thermo Electron, and cash in lieu of fractional shares, described above are included in the enclosed Letter of Transmittal. In general, you will need to do the following:

          1. Complete the first page of the Letter of Transmittal by indicating your stock certificate number(s) and the number of Thermo Instrument shares represented by each certificate. In addition, complete and sign the substitute Form W-9 on page 7.

          2. Sign, date and complete the third page of the Letter of Transmittal. Please complete page 2 if you are requesting special issuance or delivery instructions; in addition, please note that this will require a signature guarantee on page 3.

          3. Send your completed Letter of Transmittal along with your original stock certificate(s) to EquiServe Trust Company, N.A., who is serving as the exchange agent, at one of the addresses set forth on the first page of the Letter of Transmittal. DELIVERY OF THE CERTIFICATE(S) SHALL BE EFFECTED, AND RISK OF LOSS AND TITLE TO THE CERTIFICATE(S) SHALL PASS, ONLY UPON DELIVERY OF THE CERTIFICATE(S) TO THE EXCHANGE AGENT. WE STRONGLY RECOMMEND THAT YOU SEND YOUR STOCK CERTIFICATES AND LETTER OF TRANSMITTAL BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AND
              POSTAGE PRE-PAID, OR BY A NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE.

     Any questions you have regarding the exchange of your Thermo Instrument shares should be directed to EquiServe Trust Company, N.A. at one of the addresses or the phone number set forth on the first page of the Letter of Transmittal.

     Alternatively, you have a right to demand a judicially determined appraisal of the value of your shares. If you intend to consider exercising this right, you should read the enclosed notice of appraisal rights carefully and promptly. Failure to follow any of the requirements set forth therein in a timely manner will result in a loss of such rights.

                                      SANDRA L. LAMBERT
                                      Secretary